APPLICATION INTEGRATION AGREEMENT
PRIVATE AND CONFIDENTIAL

Advanced Human Imaging.

ADVANCED HUMAN IMAGING LIMITED (an entity incorporation in Australia) (“**AHI**”) is a technology company that has developed a multi-scan platform comprising of Body, Face and Dermatological scans, that provides partners with a Software Development Kit (SDK) delivering a multitude of biometric markers and risks indicators via a smart phone application. We provide this solution to multiple verticals including mHealth, Life & Health Insurance, fitness, weight loss, and apparel (“**AHI Platform**”).

Nexus Vita Pte Ltd of 30 Zion Road, Singapore, 247769 (“**Nexus Vita**”), (“**the Customer**”).

This Agreement sets out the terms upon which the Customer and AHI will integrate the AHI Platform into the Customer platform. For clarity, the Binding Terms Sheet dated the 28th of September 2020 between the parties sets out the basis upon which the parties will generate revenue.

This Agreement is binding on all the parties to it (**Parties**).

1.	**Integration of the AHI Platform**	The Parties agree to collaborate and work together to design, develop and integrate the AHI Platform into the Customer's existing platform according to the timeline and functional specifications set out in Schedule 1 (**Product Integration**).
2.	**Contributions from the Parties**	(a) The Parties each agree to make available sufficient personnel and resources to prioritise the Product Integration. (b) Other than as set out in Schedule 1, each of the Parties will bear their own costs and expenses associated with the Product Integration.
3.	**Intellectual Property**	(a) All intellectual property that is owned by, or is proprietary to, a Party as at the date of this Agreement will at all times remain owned by that Party exclusively. (b) Other than as expressly set out in this Agreement, nothing in this Agreement confers on a Party any right or interest in, or licence to use (or permit or cause to be used) any of the other Party's, or any third parties, intellectual property. (c) For the avoidance of doubt, AHI owns all intellectual property in the AHI Platform, including any modifications or improvements in relation to the platform. The Customer covenants that it will not, or attempt to, reverse engineer, copy or otherwise replicate the AHI Platform. (d) The Customer owns all intellectual property in the Customer's platform, including any modifications or improvements in relation to the platform, excluding any AHI intellectual property. AHI covenants that it will not, or attempt to, reverse engineer, copy or otherwise replicate the Customer's Platform.
4.	**Commercial Contract**	Notwithstanding the fact that this document is legally binding on the Parties, AHI and the Customer agree to enter into a definitive agreement (**Formal Agreement**) to more fully document the terms set out in this Agreement prior to the Go-Live Date of the Customers application integrated with the AHI Platform. The Formal Agreement shall be consistent with the terms set out in this Agreement, except to the extent otherwise agreed by the Parties, and will include clauses on (but not limited to) licences to be granted, promotion and marketing, support services, cloud services, billing, liabilities, IP and confidentiality.

		The parties agree to conclude all formal agreements upon the completion of the integration prior to the handover of the fully integrated Nexus Vita/ AHI application. Being no later than 31st August 2021.
5.	**Warranties, Representations and Covenants**	The Formal Agreement will also contain warranties, representations and covenants by both AHI and the Customer that are customary for transactions of the type contemplated by this Agreement.
6.	**Confidentiality**	Each Party is to keep confidential the terms of this Agreement and any other information obtained from another during the negotiations preceding the execution of this Agreement or in the course of furthering the transactions contemplated by this Agreement whether in the course of conducting due diligence or otherwise (**Confidential Information**), and is not to disclose it to any person except: (e) to employees, shareholders, legal advisers, auditors and other consultants requiring the information for the purposes of this Agreement; (f) with the consent of a Party or parties which own the Confidential Information; (g) if the information is, at the date of this Agreement, lawfully in the possession of the recipient of the information through sources other than any of the other Parties; (h) if required by law or a stock exchange; (i) if strictly and necessarily required in connection with legal proceedings relating to this Agreement; (j) if the information is generally and publicly available other than as a result of a breach of confidence; or (k) to a financier or prospective financier (or its advisers) of a Party. A Party disclosing Confidential Information must use all reasonable endeavours to ensure that persons receiving the Confidential Information from it do not disclose the Confidential Information except in the circumstances permitted in this clause. The obligations under this clause contain obligations separate and independent from the other obligations of the Parties and remain in existence for a period of two years from the date of this Agreement, regardless of any termination of this Agreement.
7.	**Termination**	Either party may terminate this Agreement if the other party (the "Defaulting Party") is in material breach of this Agreement and the breach is not capable of remedy, or where the breach is capable of remedy and the Defaulting Party fails to remedy the breach within thirty (30) days of notice. Either party may terminate this Agreement by written notice to the other party if the other party suffers an Insolvency Event. Insolvency Event means: (a) where the party is an individual, that party commits an act of bankruptcy or is declared bankrupt or insolvent or that party's estate otherwise becomes liable to be dealt with under any law relating to bankruptcy or insolvency; or (b) where the party is a company, (b) the party ceases to (or is unable to) pay its creditors (or any class of them) in the ordinary course of business, (c) a receiver, receiver and manager, administrator, liquidator or similar officer is appointed to the

		party, (d) the party enters into, or resolves to, enter into, a scheme or arrangement, compromise or composition with any class of creditors; (e) a resolution is passed or an application to a court is taken for the winding up, dissolution or administration of the party, (f) any liquidator, receiver or manager enters into possession of any of the assets of the party, (g) the party applies for, consents to, or acquiesces in the appointment of a trustee or receiver, or (h) except to reconstruct or amalgamate while solvent on terms approved by the other party, the party enters into or resolves or proposes to enter into a scheme of arrangement, compromise or re-construction with any of its creditors or members.
8.	**Further Assurance**	Each Party shall sign and execute and do all deeds, acts, documents and things as may reasonably be required by the other Parties to effectively carry out and give effect to the terms and intentions of this Agreement.
9.	**Governing Law**	The binding terms of this Agreement shall be governed by and construed in accordance with the law from time to time in Western Australia. The Parties agree to submit to the non-exclusive jurisdiction of the Courts of Australia and the Courts which hear appeals from those Courts.
10.	**Assignment**	None of the Parties may assign any of the rights or obligations conferred by this Agreement without the consent of the other Parties which will not be unreasonably withheld.
11.	**Costs**	Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.
12.	**Tax**	In the event a supply made by one party to another under this document is subject to a value added or similar tax, the price stated in this Agreement is exclusive of such tax and the recipient of such a supply must pay to the other party an amount equal to the amount of any such tax in addition to any amount stated in this Agreement and at the same time. Any payment of such tax is subject to the other party providing any invoice or similar documentation required by law with respect to such tax. No party makes any representation to the other with regard to the intended tax consequences of the Acquisition.
13.	**Waiver**	A provision of, or a right under, this Agreement may only be waived in writing signed by the Party granting the waiver. A failure or delay in exercise, or partial exercise, or a power, right, authority or remedy arising from a default or breach under this Agreement does not result in a waiver of that power, right, authority or remedy.
14.	**Remedies**	The rights, power and remedies provided in this Agreement are cumulative with and not exclusive to the rights, power or remedies provided by law independently of this Agreement.
15.	**Whole Agreement**	This Agreement, and the Binding Terms Sheet dated the 28th of September 2020 between the parties, and the other agreements envisaged by this Agreement, shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

16.	**Variation**	No modification or alteration of the terms of this Agreement shall be binding unless made in writing dated subsequent to the date of this Agreement and duly executed by all Parties.
17.	**Notices**	Each notice authorised or required to be given to a Party shall be in writing and may be delivered personally or sent by properly addressed prepaid mail in each case addressed to the Party at its address set out in below: **In the case of AHI**: Suite 5, 71–73 South Perth Esplanade South Perth, WA, 6151, Australia Email: Vlado@advancedhumanimaing.com Attention: Vlado Bosanac **In the case of the Customer:** Address; 30 Zion Road, Singapore 247769 Email: jeff.marquees@nexusvita.com Attention: Jeff Marquees
18.	**Severance**	If any provision of this Agreement is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision shall be and continue to be valid and forceful in accordance with their terms.
19.	**Counterparts**	This Agreement may be executed in any number of counterparts, including by email, each of which when executed and delivered to the other Parties shall constitute an original, but all counterparts together shall constitute one and the same agreement.
20.	**Interpretation**	In this Agreement unless the context otherwise requires: (a) headings are for convenience only and do not affect its interpretation; (b) an obligation or liability assumed by, or a right conferred on, two (2) or more Parties binds or benefits all of them jointly and each of them severally; (c) the expression **person** includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust; (d) a reference to any Party includes that Party's executors, administrators, successors and permitted assigns, including any person taking by way of novation; (e) a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time; (f) a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws,

			regulations, rules and statutory instruments (however described) issued under it;
		(g)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;
		(h)	reference to Parties, clauses, schedules, exhibits or annexure are references to Parties, clauses, schedules, exhibits and annexure to or of this Agreement and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;
		(i)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;
		(j)	To the extent of any inconsistency between the provisions of the Agreement, and the Binding Terms Sheet dated the 28th of September 2020 between the parties, the Binding Terms Sheet dated the 28th of September 2020 will prevail, except where inconsistent with implementation of the AHI Platform into the Customers applications, in which case this Agreement will prevail; and
		(k)	a reference to A$ is to Australian currency, a reference to EUR€ is a reference to the Euro, the official currency of the European Union, a reference to GBP£ is a reference to the British Pound, the currency of the United Kingdom and US$ is to the current of the United States of America.

If the terms and conditions set out above are acceptable, please execute this Agreement in the appropriate place below.

Dated this 21st day of June 2021.

EXECUTED by **ADVANCED HUMAN IMAGING LIMITED**)
ACN 602 111 115)
in accordance with section 127 of the *Corporations Act 2001* (Cth):)

Signature of director	Signature of Company Secretary
Vlado Bosanac (CEO)	Steven Richards (CFO)
Name of director	Name of Company Secretary

*please delete as applicable

Signed for and on behalf of Nexus Vita Pte Ltd by its authorised representative:

Signature of director	Signature of director / company secretary
Jeff Marquass	David Newman
Name of director	Name of director / company secretary

SCHEDULE 1 – PRODUCT INTEGRATION

- The Customer & AHI will work together to design and implement a full integration by August 31st, 2021 ("**Go-Live Date**").
- AHI will integrate for the Customer the iOS and Android SDK kit as well as provide design and development resources to integrate the AHI platform into the Customer's existing iOS and Android applications for a fixed cost US$500,000, payable by the Customer on the payment terms below:
  - US$100,000 due 30 days from the signing of this Agreement, and
  - The balance (US$400,000) due at the earliest of either; a) the commercial release of Customer application integrated with the AHI Platform, or b) the Nexus Vita funding closure.
- For clarity the Customer has an existing application, and the US$500,000 does not include building out any base applications or setting up any payment gateways.
- AHI will make its continued platform improvements available to the Customer from time to time at no cost to the Customer.